PROSPECTUS SUPPLEMENT (To Prospectus Dated August 19, 2005)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-122244
FNB FINANCIAL SERVICES, LP
$350,000,000
SUBORDINATED TERM NOTES AND DAILY NOTES
F.N.B. CORPORATION
SUBORDINATED TERM NOTES AND DAILY NOTES
Pursuant to the prospectus, FNB Financial Services, LP is offering up to Three Hundred Fifty Million Dollars ($350,000,000) aggregate principal amount of its nonnegotiable subordinated term, daily and special daily notes (the “New Notes”), which are fully and unconditionally guaranteed by F.N.B. Corporation, (the “Company”). FNB Financial Services, LP is also offering to exchange the Company’s currently outstanding term and daily subordinated notes, or the “Outstanding Notes,” for corresponding New Notes pursuant to the Prospectus and an accompanying Letter of Transmittal (the “Exchange Offer”). The Company is no longer offering Outstanding Notes, and reserves the right to redeem Outstanding Notes which are not exchanged for corresponding New Notes. Holders of Outstanding Daily Notes will no longer be permitted to add to the outstanding principal balance of such Notes. Any Outstanding Notes that are not exchanged will remain outstanding, and may be renewed or redeemed in accordance with their terms.
The following annual interest rate for the Subordinated Daily Notes is applicable to both New Notes and Outstanding Notes effective NOVEMBER 1, 2005.
The following annual interest rates for Subordinated Term Notes are applicable to both New Notes and Outstanding Notes effective NOVEMBER 2, 2005.

Subordinated Daily Notes	3.45%

Subordinated Special Daily Notes	N/A

Subordinated Term Notes
3 Month	3.80%
6 Month	3.95%
9 Month	4.23%
12 Month	4.33%
15 Month	N/A
18 Month	4.57%
21 Month	N/A
24 Month	4.62%
27 Month	N/A
30 Month	4.67%
36 Month	4.72%
48 Month	4.76%
60 Month	4.86%
84 Month	5.01%
120 Month	5.10%
This Prospectus Supplement is dated NOVEMBER 2, 2005.